UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 23, 2008

WALTER INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-13711

Delaware	13-3429953
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

4211 W. Boy Scout Boulevard Tampa, Florida

33607

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:

(813) 871-4811

(Former name or former address, if changed since last report)

N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13-4(c))

Item 2.06                                 Material Impairments

On December 26, 2008, Walter Industries, Inc. (the “Company”) concluded that under generally accepted accounting principles it will be required to record an impairment charge in connection with the announcement of the permanent closure of the Kodiak Mine in Shelby County, Alabama.  As set forth in the press release attached hereto as Exhibit 99.1 and incorporated herein by reference, a determination to close the underground mining operation came as a result of high operational costs, difficult operating conditions and a challenging pricing environment for Kodiak’s product. United Land Corporation, the Company’s subsidiary holds a controlling interest in the Kodiak Mine. The Company estimates that a resulting pre-tax charge of approximately $20 million will be recognized in the fourth quarter 2008, nearly all of which is related to the non-cash impairment of mining facilities and equipment. Future cash expenditures resulting from the Kodiak Mine closure are currently estimated at $0.5 million to $2 million.

Item 5.02.                             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements with Certain Officers.

On December 23, 2008, JWH Holding Company, LLC (“JWHHC”), a subsidiary of the Company, entered into new employment agreements with Messrs. Mark J. O’Brien and Charles Cauthen. These agreements supersede any previous employment or change in control agreements entered into between Messrs. O’Brien and Cauthen with JWHHC or the Company. Pursuant to the terms of the employment agreements, Mr. O’Brien will continue to serve as Chairman of the board of managers and Chief Executive Officer of JWHHC and Mr. Cauthen will continue to serve as the President and Chief Operating Officer of JWHHC.

Mr. O’Brien’s letter agreement provides for a term of three years commencing on October 1, 2008. Under his agreement attached hereto as Exhibit 10.1, Mr. O’Brien is entitled to an annual base salary of $500,000, subject to such periodic increases as may be approved by the compensation committee of the board of managers of JWHHC. Mr. O’Brien also is entitled to an annual target bonus of 75% of his base salary, with a potential maximum annual bonus payment of 200% of base salary or $1 million. In addition, Mr. O’Brien is entitled to participate in JWHHC’s group life and health insurance benefit plans and retirement plan generally applicable to similarly situated executives of JWHHC. Mr. O’Brien is entitled to four weeks of vacation annually as well as reimbursement of reasonable out-of-pocket business expenses, along with a monthly auto allowance of $2,000. Mr. O’Brien is also entitled to participate in the JWHHC long term incentive plan, with an annual incentive opportunity of $600,000. As contemplated in the merger agreement between JWHHC and Hanover Capital Mortgage Holdings, Inc., as of the effective time of the merger, Mr. O’Brien shall be entitled to a fully vested equity award (as of the effective time of the merger) equal to 2.5% of the total outstanding equity of the surviving corporation to be issued no earlier than the third anniversary of the effective time of the merger. In the event of termination other than for cause (cause is defined as a conviction of a felony arising from any act of fraud, embezzlement or willful dishonesty in relation to the business affairs of JWHHC or any other felonious conduct that is demonstrably detrimental to the best interests of JWHHC or any affiliate or subsidiary), resignation following a significant diminution in pay or responsibilities, a material breach of the terms of the agreement, disability, death, or a forced relocation of more than 50 miles from JWHHC’s, Tampa, Florida location, Mr. O’Brien will be entitled to continued participation in JWHHC’s benefit plans until the earlier of (i) the 18 month anniversary of the termination date or (ii) the date on which he becomes eligible to receive comparable benefits from subsequent employment. Mr. O’Brien’s agreement also provides that for a period of eighteen months following any termination of employment thereunder, he will be bound by non-competition and non-solicitation provisions. Mr. O’Brien will also be bound by a non-disparagement provision following his termination of employment under this agreement for any reason for as long as JWHHC or any affiliate, successor or assigns carries on the same business. If any payment under the agreement or any other agreement with JWHHC results in the imposition of any excise or additional tax on Mr. O’Brien, JWHHC will make an additional payment to Mr. O’Brien to cover the full cost of such excise or additional tax payment so that he is in the same after-tax position had he not been subject to the excise or additional tax.

Mr. Cauthen will continue to serve as the President and Chief Operating Officer of JWHHC under his agreement commencing on October 1, 2008. Under his agreement, attached hereto as Exhibit 10.2, Mr. Cauthen is entitled to an annual base salary of $400,000, subject to such periodic adjustments as may be approved by the compensation committee of the board of managers of JWHHC. Mr. Cauthen is also entitled to an annual target bonus payment of 70% of his base salary. Mr. Cauthen is also entitled to participate in JWHHC’s group life and health insurance benefit plans and retirement plan generally applicable to similarly situated executives. In addition, Mr. Cauthen is entitled to 30 days of vacation annually as well as reimbursement of reasonable out-of-pocket business expenses, along with a monthly auto allowance of $1,500. Mr. Cauthen is entitled to participate in the JWHHC long term incentive plan, with an annual incentive opportunity of $400,000. As contemplated in the merger agreement between JWHHC and Hanover Capital Mortgage Holdings, Inc., Mr. Cauthen shall be entitled to a fully vested equity award (as of the effective time of the merger) equal to 0.833% of the total outstanding equity of the surviving corporation to be issued no earlier than the third anniversary of the effective time of the merger. In the event of termination other than for cause (cause is defined as a conviction of a felony arising from any act of fraud, embezzlement or willful dishonesty in relation to the business affairs of JWHHC or any other felonious conduct that is demonstrably detrimental to the best interests of JWHHC or any affiliate or subsidiary), resignation following a significant diminution in pay or responsibilities, a material breach of the terms of the agreement, or a forced relocation of more than 50 miles from JWHHC’s, Tampa, Florida location, Mr. Cauthen will be entitled to (a) eighteen months of base salary continuation and target bonus, including his monthly auto allowance, and (b) continued participation in JWHHC’s benefit plans until the earlier of (i) the 18 month anniversary of the termination date or (ii) the date on which he becomes eligible to receive comparable benefits from subsequent employment. Mr. Cauthen’s agreement also provides that for a period of eighteen months following any termination of employment thereunder he will be bound by non-competition and non-solicitation provisions. Mr. Cauthen will also be bound by a non-disparagement provision following his termination of employment under this agreement for any reason for as long as JWHHC or any affiliate, successor or assigns carries on the same business. If any payment under the letter agreement or any other agreement with JWHHC results in the imposition of any excise or additional tax on Mr. Cauthen, JWHHC will make an additional payment to Mr. Cauthen to cover the full cost of such excise or additional tax payment so that he is in the same after-tax position had he not been subject to the excise or additional tax.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

10.1	Letter Agreement dated as of December 23, 2008 between JWH Holding Company, LLC and Mark J. O’Brien

10.2	Letter Agreement dated as of December 23, 2008 between JWH Holding Company, LLC and Charles Cauthen

99.1	Press Release dated December 26, 2008, Walter Industries, Inc. Announces Closure of United Land’s Kodiak Mine

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WALTER INDUSTRIES, INC.

	By:	/s/ Catherine C. Bona
	Title:	Catherine C. Bona
Vice President, Asst. General Counsel
and Secretary

Date: December 30, 2008